Exhibit 99.1
STRYKER REPORTS FIRST QUARTER 2023 OPERATING RESULTS

Kalamazoo, Michigan - May 1, 2023 - Stryker (NYSE:SYK) reported operating results for the first quarter of 2023:
First Quarter Results
•Reported net sales increased 11.8% to $4.8 billion
•Organic net sales increased 13.6%
•Reported operating income margin of 15.4%
•Adjusted operating income margin(1) contracted 70 bps to 21.1%
•Reported EPS increased 83.3% to $1.54
•Adjusted EPS(1) increased 8.6% to $2.14

	First Quarter Net Sales Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions / Divestitures	Organic
MedSurg and Neurotechnology	11.0%	(2.1)%	13.1%	0.7%	12.4%
Orthopaedics and Spine	12.7	(2.4)	15.1	(0.1)	15.2
Total	11.8%	(2.2)%	14.0%	0.4%	13.6%
"We delivered strong organic sales growth in the first quarter of 2023," said Kevin A. Lobo, Chair and CEO. "Demand remains strong for our products and supply chain pressures are gradually improving."
Sales Analysis
Consolidated net sales of $4.8 billion increased 11.8% in the quarter and 14.0% in constant currency. Organic net sales increased 13.6% in the quarter including 12.9% from increased unit volume and 0.7% from higher prices.
MedSurg and Neurotechnology net sales of $2.7 billion increased 11.0% in the quarter and 13.1% in constant currency. Organic net sales increased 12.4% in the quarter including 10.5% from increased unit volume and 1.9% from higher prices.
Orthopaedics and Spine net sales of $2.1 billion increased 12.7% in the quarter and 15.1% in constant currency. Organic net sales increased 15.2% in the quarter including 16.0% from increased unit volume partially offset by 0.8% from lower prices.
Earnings Analysis
Reported net earnings of $592 million increased 83.3% in the quarter. Reported net earnings per diluted share of $1.54 increased 83.3% in the quarter. Reported gross profit margin and reported operating income margin were 63.1% and 15.4% in the quarter. Reported net earnings include certain items, such as charges for acquisition and integration-related activities, the amortization of purchased intangible assets, structural optimization and other special charges (including asset write-offs and impairments), costs to comply with certain medical device regulations, recall-related matters, regulatory and legal matters and tax matters. Excluding the aforementioned items, adjusted gross profit margin(1) was 63.2% in the quarter, and adjusted operating income margin(1) was 21.1% in the quarter. Adjusted net earnings(1) of $820 million increased 9.0% in the quarter. Adjusted net earnings per diluted share(1) of $2.14 increased 8.6% in the quarter.
2023 Outlook
Considering our first quarter results, our strong order book for capital equipment and ongoing procedural recovery, we now expect full year 2023 organic net sales growth(2) to be in the range of 8.0% to 9.0% and expect adjusted net earnings per diluted share(2) to be in the range of $10.05 to $10.25. We expect pricing to be relatively neutral for the year. If foreign exchange rates hold near their current levels, we anticipate full year sales and EPS will be modestly unfavorably impacted for the full year, being more negative in the first half of the year. This is included in our guidance.
(1) A reconciliation of the non-GAAP financial measures: adjusted gross profit margin, adjusted operating income and adjusted operating income margin, adjusted net earnings and adjusted net earnings per diluted share, to the most directly comparable GAAP measures: gross profit margin, operating income and operating income margin, net earnings and net earnings per diluted share, and other important information accompanies this press release.
(2) We are unable to present a quantitative reconciliation of our expected net sales growth to expected organic net sales growth as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of acquisitions and divestitures and the impact of foreign currency exchange rates. We are unable to present a quantitative reconciliation of our expected net earnings per diluted share to expected adjusted net earnings per diluted share as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of structural optimization and other special charges, acquisition-related expenses and fair value adjustments to inventory and the outcome of certain regulatory, legal and tax matters. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

Conference Call on Monday, May 1, 2023
As previously announced, we will host a conference call on Monday, May 1, 2023 at 4:30 p.m., Eastern Time, to discuss our operating results for the quarter ended March 31, 2023 and provide an operational update.
Please register for this conference call at: https://www.veracast.com/webcasts/stryker/events/SYK1Q23.cfm. After registering, a confirmation will be sent via email, including dial-in details and unique conference call access codes required for call entry. Registration is open throughout the live call. To ensure you are connected prior to the beginning of the call, we suggest registering a minimum of 15 minutes before the start of the call.
A simultaneous webcast of the call will be accessible via the Investor Relations page of our website at www.stryker.com. For those not planning to ask a question of management, we recommend listening via the webcast. Please allow 15 minutes to register, download and install any necessary software.
Following the conference call, a replay will be available on our website up to one year from the time of the earnings call.
Caution Concerning Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions, or the anticipation thereof, that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign currency exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect United States Food and Drug Administration approval of new products; inflationary pressures; increased interest rates; supply chain disruptions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to recall-related matters; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; changes in tax laws and regulations; the impact of federal legislation to reform the United States healthcare system; costs to comply with medical device regulations; changes in financial markets; changes in our credit ratings; changes in the competitive environment; our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes; our ability to realize anticipated cost savings; potential negative impacts resulting from environmental, social and governance (ESG) and sustainability related matters; the impact on our operations and financial results of the COVID-19 pandemic or any other public health emergency and any related policies and actions by governments or other third parties; and breaches or failures of our or our vendors' information technology systems or products, including by cyber-attack, data leakage, unauthorized access or theft. Additional information concerning these and other factors is contained in our filings with the United States Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that affect the likelihood that actual results will differ from those contained in the forward-looking statements.
Stryker is one of the world's leading medical technology companies and, together with our customers, we are driven to make healthcare better. We offer innovative products and services in Medical and Surgical, Neurotechnology, Orthopaedics and Spine that help improve patient and healthcare outcomes. Alongside our customers around the world, Stryker impacts more than 130 million patients annually. More information is available at www.stryker.com.

For investor inquiries please contact:
Jason Beach, Vice President, Investor Relations at 269-385-2600 or jason.beach@stryker.com

For media inquiries please contact:
Yin Becker, Vice President, Chief Corporate Affairs Officer at 269-385-2600 or yin.becker@stryker.com

STRYKER CORPORATION
For the Three Months March 31
(Unaudited - Millions of Dollars, Except Per Share Amounts)
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months
	2023	2022	% Change
Net sales	$4,778	$4,275	11.8%
Cost of sales	1,762	1,541	14.3
Gross profit	$3,016	$2,734	10.3%
% of sales	63.1%	64.0%
Research, development and engineering expenses	339	413	(17.9)
Selling, general and administrative expenses	1,781	1,710	4.2
Recall charges, net	—	14	nm
Amortization of intangible assets	161	150	7.3
Total operating expenses	$2,281	$2,287	(0.3)%
Operating income	$735	$447	64.4%
% of sales	15.4%	10.5%
Other income (expense), net	(56)	(61)	(8.2)%
Earnings before income taxes	$679	$386	75.9%
Income taxes	87	63	38.1
Net earnings	$592	$323	83.3%
Net earnings per share of common stock:
Basic	$1.56	$0.86	81.4%
Diluted	$1.54	$0.84	83.3%
Weighted-average shares outstanding (in millions):
Basic	379.0	377.7
Diluted	383.2	382.7

CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31	December 31
	2023	2022
Assets
Cash and cash equivalents	$1,671	$1,844
Marketable securities	86	84
Accounts receivable, net	3,215	3,565
Inventories	4,333	3,995
Prepaid expenses and other current assets	850	787
Total current assets	$10,155	$10,275
Property, plant and equipment, net	3,037	2,970
Goodwill and other intangibles, net	19,628	19,765
Noncurrent deferred income tax assets	1,443	1,410
Other noncurrent assets	2,567	2,464
Total assets	$36,830	$36,884
Liabilities and shareholders' equity
Current liabilities	$5,866	$6,303
Long-term debt, excluding current maturities	11,857	11,857
Income taxes	625	641
Other noncurrent liabilities	1,587	1,467
Shareholders' equity	16,895	16,616
Total liabilities and shareholders' equity	$36,830	$36,884

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months
	2023	2022
Operating activities
Net earnings	$592	$323
Depreciation	96	92
Amortization of intangible assets	161	150
Changes in operating assets, liabilities, income taxes payable and other, net	(404)	(362)
Net cash provided by operating activities	$445	$203
Investing activities
Acquisitions, net of cash acquired	$—	$(2,563)
Purchases of property, plant and equipment	(130)	(119)
Other investing, net	(2)	—
Net cash used in investing activities	$(132)	$(2,682)
Financing activities
Borrowings (payments) of debt, net	$(102)	$1,330
Payments of dividends	(284)	(262)
Other financing, net	(95)	(75)
Net cash provided by (used in) financing activities	$(481)	$993
Effect of exchange rate changes on cash and cash equivalents	(5)	—
Change in cash and cash equivalents	$(173)	$(1,486)

nm - not meaningful

STRYKER CORPORATION
For the Three Months March 31
(Unaudited - Millions of Dollars)

SALES GROWTH ANALYSIS
	Three Months
			Percentage Change
	2023	2022	As Reported	Constant Currency
Geographic:
United States	$3,512	$3,105	13.1%	13.1%
International	1,266	1,170	8.2	16.5
Total	$4,778	$4,275	11.8%	14.0%
Segment:
MedSurg and Neurotechnology	$2,690	$2,423	11.0%	13.1%
Orthopaedics and Spine	2,088	1,852	12.7	15.1
Total	$4,778	$4,275	11.8%	14.0%

SUPPLEMENTAL SALES GROWTH ANALYSIS
	Three Months
					United States	International
			Percentage Change
	2023	2022	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
MedSurg and Neurotechnology:
Instruments	$575	$528	8.9%	10.7%	8.9%	8.8%	17.6%
Endoscopy	698	607	15.0	16.6	16.2	10.2	18.2
Medical	778	664	17.2	18.8	16.5	19.5	28.1
Neurovascular	284	301	(5.5)	(1.1)	7.3	(13.0)	(6.3)
Neuro Cranial	355	323	9.9	11.4	9.1	13.7	22.7
	$2,690	$2,423	11.0%	13.1%	13.0%	5.3%	13.3%
Orthopaedics and Spine:
Knees	$566	$464	22.0%	24.2%	20.6%	26.2%	35.5%
Hips	375	327	14.4	18.1	16.2	11.4	21.6
Trauma and Extremities	769	685	12.4	14.5	13.7	9.0	16.5
Spine	284	279	1.9	3.8	6.3	(9.0)	(2.9)
Other	94	97	(3.4)	(1.0)	(14.8)	28.5	41.5
	$2,088	$1,852	12.7%	15.1%	13.2%	11.6%	20.2%
Total	$4,778	$4,275	11.8%	14.0%	13.1%	8.2%	16.5%

Notes: The three months 2023 had one more selling day than 2022. Beginning in the first quarter of 2023, we consolidated Other MedSurg and Neurotechnology into Endoscopy as Other MedSurg and Neurotechnology (primarily Sustainability Solutions) has been fully integrated into our Endoscopy business. Endoscopy includes sales related to Other of $81 and $69 for the three months 2023 and 2022. We have reflected these changes in all historical periods presented.

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including: percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted research, development and engineering expenses; adjusted operating income; adjusted other income (expense), net; adjusted income taxes; adjusted effective income tax rate; adjusted net earnings; and adjusted net earnings per diluted share (Diluted EPS). We believe these non-GAAP financial measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current and prior year results at the same foreign currency exchange rate. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates, acquisitions and divestitures, which affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year and prior year results at the same foreign currency exchange rate excluding the impact of acquisitions and divestitures. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. The income tax effect of each adjustment was determined based on the tax effect of the jurisdiction in which the related pre-tax adjustment was recorded.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, research, development and engineering expenses, operating income, other income (expense), net, income taxes, effective income tax rate, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures. The weighted-average diluted shares outstanding used in the calculation of non-GAAP net earnings per diluted share are the same as those used in the calculation of reported net earnings per diluted share for the respective period.

STRYKER CORPORATION
For the Three Months March 31
(Unaudited - Millions of Dollars, Except Per Share Amounts)
Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures
Three Months 2023	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Income Taxes	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$3,016	$1,781	$339	$735	$(56)	$87	$592	12.8%	$1.54
Reported percent net sales	63.1%	37.3%	7.1%	15.4%	(1.2)%	nm	12.4%
Acquisition and integration-related costs:
Inventory stepped-up to fair value	—	—	—	—	—	—	—	—	—
Other acquisition and integration-related (a)	—	(6)	—	6	—	1	5	0.1	0.01
Amortization of purchased intangible assets	—	—	—	161	—	34	127	2.0	0.33
Structural optimization and other special charges (b)	2	(40)	—	42	—	8	34	0.3	0.09
Medical device regulations (c)	—	—	(28)	28	—	5	23	0.2	0.06
Recall-related matters (d)	—	—	—	—	—	—	—	—	—
Regulatory and legal matters (e)	—	(34)	—	34	—	6	28	0.3	0.07
Tax matters (f)	—	—	—	—	(9)	(20)	11	(2.9)	0.04
Adjusted	$3,018	$1,701	$311	$1,006	$(65)	$121	$820	12.8%	$2.14
Adjusted percent net sales	63.2%	35.6%	6.5%	21.1%	(1.4)%	nm	17.2%

Three Months 2022	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other Income (Expense), Net	Income Taxes	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$2,734	$1,710	$413	$447	$(61)	$63	$323	16.3%	$0.84
Reported percent net sales	64.0%	40.0%	9.7%	10.5%	(1.4)%	nm	7.6%
Acquisition and integration-related costs:
Inventory stepped-up to fair value	5	—	—	5	—	1	4	0.1	0.01
Other acquisition and integration-related (a)	—	(144)	—	144	—	39	105	4.9	0.27
Amortization of purchased intangible assets	—	—	—	150	—	35	115	3.6	0.30
Structural optimization and other special charges (b)	2	(28)	(79)	109	—	25	84	2.5	0.22
Medical device regulations (c)	—	—	(28)	28	—	4	24	0.2	0.06
Recall-related matters (d)	—	—	—	14	—	3	11	0.4	0.04
Regulatory and legal matters (e)	—	(37)	—	37	—	9	28	1.0	0.08
Tax matters (f)	—	—	—	—	—	(58)	58	(15.1)	0.15
Adjusted	$2,741	$1,501	$306	$934	$(61)	$121	$752	13.9%	$1.97
Adjusted percent net sales	64.1%	35.1%	7.2%	21.8%	(1.4)%	nm	17.6%

(a)	Charges represent certain acquisition and integration-related costs associated with acquisitions, including charges for termination of sales relationships ($0 in 2023, $8 in 2022), employee retention and workforce reductions ($0 in 2023, $4 in 2022), changes in the fair value of contingent consideration (($1) in 2023, ($16) in 2022), manufacturing integration costs ($2 in 2023, $9 in 2022), stock compensation payments upon a change in control ($0 in 2023, $132 in 2022) and other integration-related activities such as deal costs and costs associated with legal entity rationalization ($5 in 2023, $7 in 2022).
(b)
Charges represent the costs associated with employee retention and workforce reductions ($21 in 2023, $9 in 2022), the closure/transfer of manufacturing and other facilities, including site closure costs, contract termination costs and redundant employee costs during the work transfers ($12 in 2023, $17 in 2022), product line exits (primarily inventory, long-lived asset and specifically-identified intangible asset write-offs) ($3 in 2023, $0 in 2022), certain long-lived and intangible asset write-offs and impairments ($1 in 2023, $80 in 2022) and other charges ($5 in 2023, $3 in 2022).

(c)	Charges represent the costs specific to updating our quality system, product labeling, asset write-offs and product remanufacturing to comply with the medical device reporting regulations and other requirements of the new medical device regulations in the European Union.
(d)	Charges represent changes in our best estimate of the minimum of the range of probable loss to resolve certain recall-related matters.
(e)	Charges represent changes in our best estimate of the minimum of the range of probable loss to resolve certain regulatory or other legal matters and the amount of favorable awards from settlements.
(f)	Benefits and charges represent the accounting impact of certain significant and discrete tax items, including adjustments related to the transfer of certain intellectual properties between tax jurisdictions (charges of $47 in 2023 and $46 in 2022) and certain tax audit settlements (benefit of $9 included in Other Income (Expense), Net and benefit of $28 included in Income Taxes for 2023, $0 for 2022).